EXHIBIT 99.1

HEICO Reports Record Quarterly Sales and Operating Income for Fiscal 2006 Second Quarter

Net Income Up 32% and Operating Income Up 45% On 38% Increase in Net Sales; Fiscal 2006 Targets Raised

HOLLYWOOD and MIAMI, Fla., June 1, 2006 (PRIMEZONE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today reported that net income for the second quarter of fiscal 2006 increased 32% to $7,542,000, or 28 cents per diluted share, from $5,713,000, or 22 cents per diluted share, in the second quarter of fiscal 2005. For the first six months of fiscal 2006, net income increased 41% to $14,291,000, or 54 cents per diluted share, from $10,141,000, or 39 cents per diluted share, in the first six months of fiscal 2005.

Operating income increased 45% to a record $16,620,000 for the second quarter of fiscal 2006 from $11,433,000 for the second quarter of fiscal 2005. Operating income increased 59% to a record $31,906,000 for the first six months of fiscal 2006 from $20,094,000 for the first six months of fiscal 2005.

Net sales for the second quarter of fiscal 2006 increased 38% to a record $92,092,000 from $66,973,000 in the second quarter of fiscal 2005. Net sales increased 45% to a record $180,193,000 in the first six months of fiscal 2006 from $123,954,000 in the first six months of fiscal 2005.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased to report record quarterly net sales and operating income in our fiscal 2006 second quarter results for the fifth consecutive quarter. Our Flight Support Group and our Electronic Technologies Group reported increased net sales of 36% and 41%, respectively, over the second quarter of fiscal 2005. This follows strong fiscal 2006 first quarter results when our Flight Support Group and our Electronic Technologies Group reported increased net sales of 46% and 79%, respectively, over the first quarter of fiscal 2005. The sales increase within both Groups reflects recent strategic acquisitions as well as strong organic growth. Organic revenue growth within the Flight Support Group and the Electronic Technologies Group approximated 14% and 9%, respectively, in the first half of fiscal 2006 when compared to net sales in the first half of fiscal 2005.

Our consolidated operating margins improved to 18.0% in the second quarter of fiscal 2006 from 17.1% in the second quarter of fiscal 2005 and to 17.7% for the first six months of fiscal 2006 from 16.2% for the first six months of fiscal 2005. Consolidated operating margins experienced in the first half of fiscal 2006 approximate those currently expected for the full fiscal 2006 year.

Operating income of our Flight Support Group increased 24% to $11.0 million for the second quarter of fiscal 2006 up from $8.9 million for the second quarter of fiscal 2005 and increased 42% to $23.3 million for the first six months of fiscal 2006 up from $16.5 million for the first six months of fiscal 2005. Operating margins of the Flight Support Group improved to 18.8% in the first six months of fiscal 2006 from 18.6% for the first six months of fiscal 2005. Operating margins of the Flight Support Group were 17.7% in the second quarter of fiscal 2006 versus 19.3% in the second quarter of fiscal 2005 reflecting a less favorable product mix, including the expected impact of lower margins realized on products distributed by Seal Dynamics, which was acquired in November 2005.

Operating income of our Electronic Technologies Group increased 105% to $8.7 million for the second quarter of fiscal 2006 up from $4.2 million for the second quarter of fiscal 2005 and increased 115% to $14.4 million for the first six months of fiscal 2006 up from $6.7 million for the first six months of fiscal 2005. The increase in operating income of the Electronic Technologies Group for the second quarter and the first six months of fiscal 2006 over the respective periods of fiscal 2005 reflects both the increase in net sales and higher operating margins resulting principally from a favorable product mix, including a higher margin product mix contributed by some of our recent acquisitions. Operating margins of the Electronic Technologies Group rose to 29.2% in the second quarter of fiscal 2006 from 20.1% in the second quarter of fiscal 2005 and rose to 25.6% in the first six months of fiscal 2006 from 18.7% for the first six months of fiscal 2005.

The 45% and 59% increases in consolidated operating income for the second quarter and first six months of fiscal 2006 were greater than the 32% and 41% increases in consolidated net income for the respective periods due principally to the increased minority interests' share of income of certain consolidated subsidiaries.

Cash flow from operating activities for the first six months of fiscal 2006 totaled $7.4 million versus $11.5 million in the first six months of fiscal 2005. The decrease reflects the payment of current liabilities, including income taxes, and higher levels of inventory required by the Flight Support Group, including increases of approximately $4 million in finished products inventory and $2 million in raw materials inventory. Due to the higher numbers of new product offerings being developed and the increased raw material prices and lead times experienced by the Flight Support Group, we have increased our investment in inventory to meet customer delivery requirements and maintain profit margins. For the full fiscal 2006 year, we are targeting cash flow from operating activities of approximately $40 million with a capital expenditures budget of approximately $10 to $12 million.

Based on current market conditions and including the operating results of the recently announced acquisition of Arger Enterprises, Inc., we are raising our targeted fiscal 2006 net sales to a range of $370 to $376 million, operating income to a range of $65 to $66 million and diluted net income per share to a range of $1.09 to $1.12 as we continue to focus on new products, market penetration and additional strategic acquisitions.

As previously announced, HEICO will hold a conference call on Friday, June 2, 2006 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S./Canada/International/Local 785-832-1523, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID 7HEICO (or "743426"). A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local 402-220-9033 and enter Passcode/Conference ID 7HEICO (or "743426").

There are currently approximately 15.0 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.3 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                         Three Months Ended April 30,
                                      --------------------------------
                                          2006                 2005
                                      ------------        ------------

 Net sales                             $92,092,000         $66,973,000
 Cost of sales                          58,556,000          41,928,000
 Selling, general and
  administrative expenses               16,916,000          13,612,000
                                      ------------        ------------
 Operating income                       16,620,000          11,433,000
 Interest expense                         (861,000)           (300,000)
 Interest and other income                 307,000              44,000
                                      ------------        ------------

 Income before income taxes
  and minority interests                16,066,000          11,177,000
 Income tax expense                      5,815,000           4,213,000
                                      ------------        ------------

 Income before minority
  interests                             10,251,000           6,964,000
 Minority interests' share of
  income                                 2,709,000           1,251,000
                                      ------------        ------------
 Net income                             $7,542,000          $5,713,000
                                      ============        ============
 Net income per share:
 Basic                                        $.30                $.23
 Diluted                                      $.28                $.22

 Weighted average number of
  common shares outstanding:

 Basic                                  25,027,158          24,446,997
 Diluted                                26,621,155          26,259,988

                                         Three Months Ended April 30,
                                      --------------------------------
                                           2006                2005
                                      ------------        ------------
 Operating segment information: -
 Net sales:
 Flight Support Group                  $62,480,000         $46,053,000
 Electronic Technologies Group          29,622,000          20,987,000
 Intersegment sales                        (10,000)            (67,000)
                                      ------------        ------------
                                       $92,092,000         $66,973,000
                                      ============        ============

 Operating income:
 Flight Support Group                  $11,036,000          $8,869,000
 Electronic Technologies Group           8,655,000           4,219,000
 Other, primarily corporate             (3,071,000)(a)      (1,655,000)
                                      ------------        ------------
                                       $16,620,000         $11,433,000
                                      ============       =============

 (a) Fiscal 2006 results reflect increased costs to comply with the
     Sarbanes-Oxley Act of 2002 and higher accrued performance awards.
     The majority of such costs incurred in fiscal 2005 were not incurred until the second half of fiscal 2005. In addition, fiscal 2006 results include aggregate stock option expense
     (pretax) of $459,000, including $144,000 allocated to corporate expense.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                           Six Months Ended April 30,
                                      --------------------------------
                                           2006               2005
                                      ------------        ------------
 Net sales                            $180,193,000        $123,954,000
 Cost of sales                         114,605,000          78,629,000
 Selling, general and
  administrative expenses               33,682,000          25,231,000
                                      ------------        ------------
 Operating income                       31,906,000          20,094,000
 Interest expense                       (1,669,000)           (533,000)
 Interest and other income                 254,000              80,000
                                      ------------        ------------
 Income before income taxes
  and minority interests                30,491,000          19,641,000
 Income tax expense                     10,731,000           7,136,000
                                      ------------        ------------

 Income before minority
  interests                             19,760,000          12,505,000
 Minority interests' share of
  income                                 5,469,000           2,364,000
                                      ------------        ------------
 Net income                            $14,291,000         $10,141,000
                                      ============        ============

 Net income per share:
 Basic                                        $.58                $.42
 Diluted                                      $.54                $.39

 Weighted average number of
  common shares outstanding:

 Basic                                 24,850,558           24,387,667
 Diluted                               26,426,503           26,236,782

                                           Six Months Ended April 30,
                                      --------------------------------
                                           2006                2005
                                      ------------        ------------
 Operating segment information: -
 Net sales:
 Flight Support Group                 $124,169,000         $88,316,000
 Electronic Technologies Group          56,093,000          35,761,000
 Intersegment sales                        (69,000)           (123,000)
                                      ------------        ------------
                                      $180,193,000        $123,954,000
                                      ============        ============

 Operating income:
 Flight Support Group                  $23,344,000         $16,467,000
 Electronic Technologies Group          14,365,000           6,681,000
 Other, primarily corporate             (5,803,000)(a)      (3,054,000)
                                      ------------        ------------
                                       $31,906,000         $20,094,000
                                      ============        ============

 (a) Fiscal 2006 results reflect increased costs to comply with the
     Sarbanes-Oxley Act of 2002 and higher accrued performance awards.
     The majority of such costs incurred in fiscal 2005 were not incurred until the second half of fiscal 2005. In addition, fiscal 2006 results include aggregate stock option expense
     (pretax) of $887,000, including $357,000 allocated to corporate expense.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                        April 30,          October 31,
                                          2006                2005
                                      ------------        ------------
 Cash and cash equivalents              $5,401,000          $5,330,000
 Accounts receivable, net               56,917,000          47,668,000
 Inventories, net                       82,947,000          62,758,000
 Prepaid expenses and other
  current assets                        12,150,000          10,377,000
                                      ------------        ------------

 Total current assets                  157,415,000         126,133,000
 Property, plant and equipment,
  net                                   47,473,000          46,663,000
 Goodwill                              264,257,000         248,229,000
 Other assets                           21,353,000          14,599,000
                                      ------------        ------------
 Total assets                         $490,498,000        $435,624,000
                                      ============        ============

 Short-term debt and current
  maturities of long-term debt          $1,568,000             $63,000
 Other current liabilities              43,536,000          49,887,000
                                      ------------        ------------
 Total current liabilities              45,104,000          49,950,000
 Long-term debt, net of current
  maturities                            61,022,000          34,061,000
 Deferred income taxes                  25,657,000          22,431,000
 Other non-current liabilities           5,571,000           6,644,000
                                      ------------        ------------

 Total liabilities                     137,354,000         113,086,000
 Minority interests in
  consolidated subsidiaries             59,238,000          49,035,000
 Shareholders' equity                  293,906,000         273,503,000
                                      ------------        ------------

 Total liabilities and
  shareholders' equity                $490,498,000        $435,624,000
                                      ============        ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                          Six Months Ended April 30,
                                      --------------------------------
                                          2006                2005
                                      ------------        ------------
 Operating Activities:
 Net income                            $14,291,000         $10,141,000
 Depreciation and amortization           4,323,000           3,503,000
 Deferred income tax provision           1,744,000           1,351,000
 Minority interests' share of
  income                                 5,469,000           2,364,000
 Tax benefit from stock option
  exercises                              2,377,000           2,580,000
 Excess tax benefit from stock
  option exercises                      (1,135,000)               --
 Increase in accounts receivable        (4,519,000)         (3,989,000)
 Increase in inventories                (8,937,000)         (4,471,000)
 (Decrease) increase in other
  current liabilities                   (6,984,000)             54,000
 Other                                     789,000             (34,000)
                                      ------------        ------------
 Net cash provided by
  operating activities                   7,418,000          11,499,000
                                      ------------        ------------
 Investing Activities:
 Acquisitions and related
  costs, net of cash acquired          (32,956,000)        (18,419,000)
 Capital expenditures                   (4,622,000)         (3,029,000)
 Other                                     467,000           3,269,000
                                      ------------        ------------
 Net cash used in investing
  activities                           (37,111,000)        (18,179,000)
                                      ------------        ------------
 Financing Activities:
 Borrowings on revolving
  credit facility, net                  27,000,000           9,000,000
 Cash dividends paid                      (991,000)           (610,000)
  Proceeds from stock option
   exercises                             3,785,000             801,000
 Excess tax benefit from stock
   option exercises                      1,135,000                --
 Other                                  (1,185,000)           (276,000)
                                      ------------        ------------
 Net cash provided by
   financing activities                 29,744,000           8,915,000
                                      ------------        ------------
 Effect of exchange rate
  changes on cash                           20,000                --
                                      ------------        ------------
 Net increase in cash and cash
  equivalents                               71,000           2,235,000
 Cash and cash equivalents at
  beginning of year                      5,330,000             214,000
                                      ------------        ------------
 Cash and cash equivalents at
  end of period                         $5,401,000          $2,449,000
                                      ============        ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590